UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 17, 2015

Celsus Therapeutics Plc

(Exact Name of Registrant as Specified in its Charter)

England and Wales	001-36288	98-1034922
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

The Gridiron Building

One Pancras Square

C/O Pearl Cohen Zedek Latzer Baratz UK LLP

London, N1C 4AG, United Kingdom

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code +44-203-318-3004

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Agreement.

On August 17, 2015, Celsus Therapeutics Plc, a company organized under the laws of England and Wales (“Celsus” or the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the Investors named therein (the “Investors”), led by Deerfield, and including Venrock, Vivo Capital, Foresite Capital, New Enterprise Associates, QVT Financial, RA Capital Management and certain other institutional investors, which provides for the sale and issuance of restricted American Depositary Shares (the “ADSs”), representing ordinary shares, par value £0.01 (“Ordinary Shares”), of Celsus having an aggregate value of $75 million (the “Financing”). The Financing is expected to close as soon as practicable after completion of the previously announced acquisition, pursuant to which Celsus will purchase, upon the terms set forth in a Share Exchange Agreement, all of the capital stock of Volution Immuno Pharmaceuticals SA (“Volution”) from RPC Pharma Limited (“RPC”), Volution’s sole shareholder, in exchange for Ordinary Shares (the “Acquisition”). The Financing is being made based on a fully-diluted pre-money valuation of Celsus, giving effect to the Acquisition, of $150 million.

Each ADS represents, as of the date this filing is made, ten Ordinary Shares; however, Celsus will effect a change (which change Celsus has agreed to effect prior to the consummation of the Financing) to the number of Ordinary Shares represented by each ADS, such that each ADS (including each ADS to be issued and sold in the Financing) will represent 100 Ordinary Shares (the “ADS Ratio Change”). The restricted ADSs to be sold in the Financing will be sold at a per ADS purchase price based upon the fully-diluted Ordinary Shares immediately prior to the closing of the Financing (giving effect to the issuance of any Ordinary Shares, ADSs or other securities of Celsus pursuant to, or otherwise in connection with, the Acquisition) and giving effect to any adjustments to the number of Ordinary Shares directly or indirectly issuable pursuant to, and in accordance with, their terms resulting from the consummation of the Financing and the Acquisition and the issuance of any securities pursuant to the Share Exchange Agreement. The purchase price for each ADS to be sold in the Financing will not be less than $4.60 (or $0.046 per Ordinary Share), which represents 75% of the closing bid price of the ADSs (as adjusted to give effect, on a pro forma basis, to the ADS Ratio Change) on August 17, 2015 as reported by the NASDAQ Capital Market. Under certain circumstances, additional ADSs may be issued following the closing to reflect adjustments to the shares issuable pursuant to outstanding Celsus warrants and the Share Exchange Agreement.

In addition, Celsus’s current Chairman, Mark Cohen, is an Investor and has agreed to purchase an aggregate of $200,000 of ADSs in the Financing. The closing of the Financing is subject to approval by the shareholders of Celsus of each of the Acquisition and the Financing, the closing of the Acquisition and satisfaction of customary closing conditions. The Purchase Agreement includes customary representations and warranties by each party thereto. In addition, among other matters, Celsus agreed to indemnify the Investors from liabilities relating to Celsus’s breach of any of the representations, warranties and covenants in the Purchase Agreement or any action instituted against an Investor (other than by an affiliate of such Investor) with respect to the Financing and related transactions. Celsus intends to use the proceeds from the Financing for the clinical development of Coversin and general corporate purposes.

Concurrently with the execution of the Purchase Agreement, Celsus entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which Celsus will file, no later than 30 days after the completion of the Financing, a registration statement with the Securities and Exchange Commission (the “SEC”) covering the resale of the ADSs (and the underlying Ordinary Shares) sold to the Investors in the Financing and will cause the registration statement to be declared effective within 60 days after the completion of the Financing (or 120 days if the registration statement is subject to SEC review). Under the Registration Rights Agreement, Celsus has also agreed to maintain the effectiveness of the registration statement until the earlier of (i) the date as of which all of the Investors may sell all of the registrable securities covered by such registration statement pursuant to Rule 144 without limitation, restriction or condition (including any current public information requirement) thereunder, or (ii) the date on which the Investors have sold all of the registrable securities covered by such registration statement in accordance with such registration statement or pursuant to Rule 144. Celsus is required to make certain registration delay payments in the event any registration statement is not filed, declared effective or available for resale in accordance with the terms set forth in the Registration Rights Agreement.

Citigroup Global Markets Inc. (“Citi”) and MTS Securities, LLC (“MTS”) have acted as placement agents in connection with the Financing. The Company expects to pay to Citi and MTS an aggregate transaction fee equal to 7.0% of the aggregate gross proceeds received from the Financing, or approximately $5.25 million.

The securities offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. The issuance of securities of Celsus in the Financing will be made in reliance on Rule 506 promulgated under the Securities Act, without general solicitation or advertising. Each Investor represented, pursuant to the Purchase Agreement, that such Investor is an accredited investor, has been furnished with such information about Celsus as has been requested by such Investor, and will acquire the securities of Celsus pursuant to the Financing without a view towards public sale or distribution, except pursuant to sales registered under, or exempted from, the registration requirements of the Securities Act. Celsus will file a Form D with the SEC in accordance with the requirements of Regulation D under the Securities Act.

The foregoing descriptions of the Purchase Agreement and the Registration Rights Agreement are qualified in their entirety by reference to the forms of Purchase Agreement and the Registration Rights Agreement, which are filed as exhibits to this Current Report on Form 8-K.

On August 18, 2015, Celsus issued a press release announcing the Financing and the related transactions. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 3.02.	Unregistered Sales of Equity Securities

The information called for by this item is contained in Item 1.01, which is incorporated herein by reference.

Item 3.03	Material Modification to Rights of Security Holders.

In order to comply with the minimum bid price requirement of the NASDAQ Capital Market in connection with the Acquisition, the Company will effect the ADS Ratio Change, effective on or about September 17, 2015. The ADS Ratio Change will have the same effect as a 1-for-10 reverse split of the ADSs. The ADS Ratio Change will have no effect on the Ordinary Shares. Although the price of the ADSs is expected to increase proportionally, the Company can give no assurance that the ADS Ratio Change will result in Celsus satisfying and maintaining the minimum bid price requirement of the NASDAQ Capital Market.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Form of Securities Purchase Agreement, dated August 17, 2015 by and among Celsus Therapeutics Plc and the Buyers (as defined therein).

10.2	Form of Registration Rights Agreement, dated August 17, 2015 by and among Celsus Therapeutics Plc and the Buyers (as defined therein).

99.1	Press Release issued by the Registrant on August 18, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSUS THERAPEUTICS PLC

By:	/s/ Gur Roshwalb, M.D.
Name:	Gur Roshwalb, M.D.
Title:	Chief Executive Officer

Date: August 18, 2015

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Securities Purchase Agreement, dated August 17, 2015 by and among Celsus Therapeutics Plc and the Buyers (as defined therein).

10.2	Form of Registration Rights Agreement, dated August 17, 2015 by and among Celsus Therapeutics Plc and the Buyers (as defined therein).

99.1	Press Release issued by the Registrant on August 18, 2015.